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                                                                      EXHIBIT 21
                                ZERO CORPORATION

                          Subsidiaries of Registrant*
                              As of March 31, 1997


1.   Air Cargo Equipment Corporation, a Delaware corporation
2.   Air Cargo Equipment (UK) Limited, a U.K. corporation
3.   Air Cooling Technology, Inc., a California corporation
4.   Cambridge Aeroflo, Inc., a Massachusetts corporation
5.   Electronic Solutions, a Nevada corporation
6.   McLean Midwest Corporation, a Minnesota corporation
7.   Nielsen Hardware Corporation, a Connecticut corporation
8.   Precision Fabrication Technologies, Inc., an Indiana corporation
9.   Productos Aereos, S.A., a Mexican corporation
10.  Samuel Groves & Co. Limited, a U.K. corporation
11.  ZERO FSC Corporation, a Virgin Islands corporation
12.  ZERO - East Division, ZERO Corporation, a Massachusetts corporation
13.  ZERO Enclosures, Inc., a California corporation
14.  ZERO Integrated Systems, a California corporation
15.  ZERO International, Inc., a California corporation
16.  ZERO Manufacturing Corporation, a California corporation
17.  ZERO McLean Europe LTD., a U.K. corporation


* All are 100% owned